Exhibit 99.1
®
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS AMENDS tgAAC94 CLINICAL PROTOCOL
AND ADVANCES ONGOING TRIAL TO PHASE I/II STATUS
– Amendment potentially accelerates clinical development of therapy–
Seattle, WA—March 16, 2006 – Targeted Genetics Corporation (Nasdaq: TGEN), a developer of molecular therapies for the prevention and treatment of acquired and inherited diseases, today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to amend the clinical protocol of its ongoing Phase I trial of tgAAC94 in patients with inflammatory arthritis. As amended, the protocol now includes a higher dose and increases the number of patients targeted for enrollment from 40 to 120. Under the amended protocol, the study is now designated a Phase I/II trial.
“We are very excited about the progress we are making in our inflammatory arthritis program,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. “The amended protocol allows us to obtain the data necessary to establish efficacy endpoints for additional clinical trials, determine a treatment effect and ultimately, lay the foundation for commercialization of the first gene therapeutic for rheumatoid arthritis.”
Prior to the amendment, this double-blinded, placebo-controlled Phase I study of intra-articular administration of tgAAC94 was designed to enroll up to 40 subjects to evaluate tgAAC94 at two dose levels in patients with rheumatoid arthritis, psoriatic arthritis or ankylosing spondylitis, who may be receiving concomitant treatments of anti-TNF-a therapy, but who continue to experience inflammation in one or more joints. In order to enhance the understanding of the safety and therapeutic index of tgAAC94, the study has been amended to include an additional dose escalation cohort and to increase the number of participants to 120. Although the primary objective is safety, the increase in patient number and the exploration of additional secondary efficacy endpoints warrants changing the designation of the trial from Phase I to Phase I/II.
“There has been significant interest in participating in this study among patients with inflammatory arthritis and their physicians, enabling us to advance more efficiently the clinical development of this novel local therapy,” said Philip Mease, M.D., Chief, Rheumatology Clinical Research Division

of Swedish Hospital Medical Center, Head of Seattle Rheumatology Associates, and a lead investigator in this clinical trial. “We believe this interest reflects the significant unmet medical need that exists for rheumatoid arthritis patients, even among those who are currently being treated with TNF-a inhibitors. Moreover, we believe that the FDA’s support of including a higher maximum dose highlights the safety of tgAAC94 observed in clinical trials to date.”
In the first segment of the double-blinded, placebo controlled study, subjects will receive a single intra-articular injection of tgAAC94 or placebo in the affected joint and will be monitored until symptoms in the target joint reach pre-determined criteria for re-injection. At that time, both tgAAC94-receiving subjects and those initially receiving placebo will be given a second injection of tgAAC94 in the affected joint as part of the open-label segment of the study. The primary endpoint of the study is to establish the safety of higher doses and of repeat administration of tgAAC94 into the joints of subjects with and without concomitant TNF-a inhibitor therapy. Secondary endpoints include evaluation of pain, swelling, duration of response, and overall disease activity following intra-articular administration of tgAAC94 to affected joints. Subjects enrolled in the latter half of the study will undergo more extensive evaluation, including additional target joint assessments such as functional measures, tenderness and swelling evaluation by a second examiner, and MRI scans. The additional data gathered under the amended protocol are intended to support the design and establishment of efficacy endpoints for future trials.
About tgAAC94
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-a protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not respond to systemic protein therapy. The product candidate uses Targeted Genetics’ recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-a receptor (TNFR:Fc). Soluble TNFR inhibits the immune stimulating activity of TNF-a. Direct injection of tgAAC94 into affected joints leads to the localized production of soluble TNFR within joint cells, reducing the activity of TNF-a within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company’s rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.
Data from an initial Phase I trial demonstrate that intra-articular injection of tgAAC94 was safe and well-tolerated at doses up to 1x1011 DRP per mL of joint volume among patients currently taking conventional disease modifying anti-rheumatic drugs (DMARDS). No drug-related serious adverse events were reported. Although the study was not powered to show efficacy, continued measurable improvements in swelling and tenderness were observed for 12 weeks in those patients treated with a single dose of tgAAC94. The reduction in mean scores appears to be greater at the higher dose, suggesting a dose to response correlation. There was also some improvement noted in mean tenderness and swelling scores in subjects receiving placebo, although the study was not powered to interpret this statistically. Additionally, a trend in the decrease in mean tenderness and swelling scores over time was observed in the non-injected joints of tgAAC94-treated subjects, but not in the subjects receiving placebo.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative, targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington’s disease, and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94, our expected use of these proceeds and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals,, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-K for the year ended December 31, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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